Exhibit 10.1
Lease Agreement
MIAMI LAKES BUSINESS PARK — EAST
THIS LEASE AGREEMENT made and entered into this 17th day of April, 2008 by and between JDRP ASSOCIATES NO. 1, LTD. a Florida limited partnership (“Lessor”) having a mailing address c/o Peter Lawrence Commercial Real Estate, Inc., (“Agent”) 7100 NW 12th Street, Suite 105, Miami, Florida 33126, and HEARTWARE, INC., a Delaware corporation (“Lessee”) having an address at 3351 Executive Way, Miramar, Florida 33025.
W I T N E S S E T H:
1. PREMISES: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the warehouse and office space having a mailing address of 14000-14050 NW 57th Court, Miami Lakes, Florida 33014, which warehouse and office space contains an “agreed upon” Fifty-Nine Thousand One Hundred Sixty-Five (59,165) square feet of space and is hereinafter referred to as the “Premises” or the “Demised Premises”. The Premises are located in a Building (the “Building”) within the business park commonly known as Miami Lakes Business Park-East (the “Park”) on the land depicted on Exhibit “A” attached hereto (the “Site”). The Demised Premises are shown on Exhibit “B”, attached to this Lease and made a part hereof.
2. TERM: a. The Lease Commencement Date (“Lease Commencement Date”) shall be the date Lessor delivers vacant possession of that portion of the Premises (as shown in Exhibit “B”) known as Space A (as shown on Exhibit “C”) to Lessee in compliance with the terms of Section 29 other than pursuant and subject to that certain License Agreement (the “License Agreement”) and Bill of Sale (the “Bill of Sale”) both agreements between Lessee and the current tenant of the Premises, Cordis Neurovascular, Inc. (the “Current Tenant”) which License Agreement and Bill of Sale are hereby acknowledged and consented to by Lessor. The Lease Commencement Date is anticipated to be May 1, 2008. It is presently anticipated that vacant possession of the portion of the Premises known as Space B (as shown on Exhibit “C”) will be delivered to Lessee on June 1, 2008 (the “Space B Delivery Date” being the date such vacant possession of Space B is delivered in compliance with the terms of Section 29 other than and pursuant to the License Agreement and the Bill of Sale). Promptly after the Lease Commencement Date and the Space B Delivery Date are ascertained, Lessor and Lessee shall execute a certificate confirming the Lease Commencement Date and the Space B Delivery Date. Subject to the provisions of Section 2 c., if Lessor does not deliver possession of either Space A or Space B by the anticipated delivery date, Lessor shall not have any liability whatsoever on account thereof and the Lease shall not be rendered void or voidable as a result thereof.
b. The Lease Term (“Lease Term”) shall commence on the Lease Commencement Date and shall continue for thirty-seven (37) full calendar months thereafter. “Lease Year” shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the first Lease Year shall commence on the Lease Commencement Date and shall continue for the balance of the month in which the Lease Commencement Date occurs and for a period of twelve (12) months thereafter. Notwithstanding the foregoing, the first Lease Year shall be for a period of thirteen (13) full calendar months, plus, if the Lease Commencement Date is not the first day of the month, the balance of the month in which the Lease Commencement Date occurs.

c. If the Lease Commencement Date does not occur on or before May 31, 2008 (the “Outside Commencement Date”) or if the Space B Delivery Date does not occur on or before June 30, 2008 (the “Outside Space B Delivery Date”) then, provided no default then exists under this Lease and except as otherwise provided below, Lessee shall have the right to terminate this Lease by delivering written notice of the exercise of such right to Lessor. Such right of termination may be exercised by Lessee only during the five (5) day period commencing on the day after the Outside Commencement Date (or Outside Space B Delivery Date, as applicable) and if such right is not exercised by Lessee during such five (5) day period, such right shall thereafter lapse and be of no further force or effect, except that Lessee shall again have such right of termination on the last day of each succeeding month (which shall be the new “Outside Commencement Date” or new “Outside Space B Delivery Date,” as applicable) if the Lease Commencement Date or Space B Delivery Date, as applicable, has not occurred by then. If this Lease is terminated pursuant to this Section, then neither party shall have any further obligations or liability hereunder to the other party provided that Lessor shall return any prepaid rent and Security Deposit to Lessee (and if applicable, execute such documents as are required to release the letter of credit referenced to in Section 31 hereof). Notwithstanding the foregoing, Lessee shall not have the right to terminate this Lease pursuant to this Section if the Lease Commencement Date (or Space B Delivery Date, as applicable) is delayed as a result of (i) any delay in delivery caused by Lessee or (ii) fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Lessor’s reasonable control (whether similar or dissimilar to the foregoing events). Lessor agrees that it shall promptly proceed and use commercially reasonable efforts to remove the Current Tenant from the Premises promptly after the date when the Current Tenant has no further right to possession thereof (which Landlord represents is April 30 as to Space A and May 31 as to Space B).
d. Lessor hereby grants to Lessee the conditional right, exercisable at Lessee’s option, to renew the term of this Lease on an “as-is” basis for two successive terms of Five (5) years each (each a “Renewal Term”) at a base rent which is equivalent to the Base Rent in effect for the last year of the then current Lease Term increased by Three and 00/100 percent (3.00%). The Base Rent shall increase by Three and 00/100 percent (3.00%) per annum during each year of each Renewal Term. If exercised, and if the conditions applicable thereto have been satisfied, the first Renewal Term shall commence immediately following the end of the current Lease Term and the second Renewal Term shall commence immediately following the end of the first Renewal Term. If Lessee fails to renew the term of the Lease for the first Renewal Term, then Lessee shall have no right to renew the term of the Lease for the second Renewal Term. The rights of renewal herein granted to Lessee shall be subject to, and shall be exercised in accordance with, the following terms and conditions:
(i) Lessee shall exercise its right of renewal with respect to a Renewal Term by giving Lessor written notice of such election not later than nine (9) months prior to the expiration of the then current Lease Term. If Lessee exercises such right, then Lessee shall execute an amendment to this Lease confirming the terms of such renewal (i.e., the extension of the Lease Term for the period of the Renewal Term and the Base Rent for the Renewal Term as provided in Section 2d hereof) within ten business (10) days after receipt of an amendment from Lessor. Lessor shall thereafter promptly execute such amendment. If Lessee’s renewal notice is not given timely or Lessee fails to execute an amendment to this Lease within the time period specified above, then, at Lessor’s option, Lessee’s right of renewal shall lapse and be of no further force and effect.
(ii) If Lessee has been in monetary default more than two (2) times in any Lease Year or is in default after the giving of any applicable notice and expiration of any applicable cure period under this Lease on the date Lessee sends a renewal notice or any time thereafter until a Renewal Term is to commence, then, at Lessor’s election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then current Lease Term.

(iii) If at any time fifty percent (50%) or more of the square feet of rentable area of the Premises have been subleased or assigned or if this Lease has been terminated with respect to any such portion, then Lessee’s rights pursuant to this Section shall lapse and be of no further force or effect.
(iv) Lessee’s right of renewal under this Section may be exercised only by Lessee and may not be exercised by any transferee, sub-lessee or assignee of Lessee.
3. RENT: a. For the first Lease Year, as Annual Base Rent (“Base Rent”) for the Demised Premises, Lessee shall pay to Lessor Five Hundred Seventy-Six Thousand Eight Hundred Fifty-Eight and 75/100 Dollars ($576,858.75) plus sales tax (currently Seven and 00/100 percent (7.00%)) and any other charges pursuant to this Lease. The Annual Base Rent shall be adjusted in accordance with Section 3 b. below. Annual Base Rent stipulated for each of the applicable Lease Years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable Lease Year together with all applicable sales taxes payable on, or in connection with, the payment of each installment of Base Rent and any other item of additional rent or charge payable hereunder. There shall be no Base Rent due for the first full month of the first Lease Year. If the Lease Commencement Date is not the first day of a month, then the rent from the Lease Commencement Date until the first day of the following calendar month shall be pro rated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the rent payable during the first Lease Year, and Lessee shall pay such prorated installment on the first day of the month subsequent to the Lease Commencement Date. Except as may be otherwise expressly set forth herein, Base Rent and all other items of rent or payments due Lessor under this Lease shall be paid to Lessor, without setoff, deduction or demand, at the address of Lessor set forth above or at such other address and/or to such other party as Lessor may, from time to time, designate by written notice to Lessee in the manner hereafter set forth.
b. On the first day of the second and each succeeding Lease Year, the Annual Base Rent in effect shall be increased by Forty-Four Thousand Three Hundred Seventy-Three and 75/100 Dollars ($44,373.75).
c. Lessor hereby acknowledges receipt of Lessee’s check, subject to collection, in the amount Fifty-One Thousand Four Hundred Thirty-Six and 57/100 Dollars ($51,436.57), representing payment of one (1) month of Base Rent in advance, including sales tax thereon.
d. Subject to the provisions of Section 31, Lessor hereby acknowledges receipt of either (i) Lessee’s check, subject to collection, in the amount of Two Hundred Eighty-Eight Thousand Four Hundred Twenty-Nine and 38/100 Dollars ($288,429.38), representing payment of the Security Deposit required by Section 31 of this Lease, or (ii) the letter of credit allowed under Section 31 b. hereof.
e. Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the Demised Premises, or against Lessee’s property in or on the Demised Premises or on any installment of Base Rent or item of additional rent or other charge payable by Lessee under this Lease.
4. REPAIR AND MAINTENANCE: Lessor shall (other than for any repairs or replacements required as a result of the acts or omissions or negligence of Lessee, its agents, officers and its and their employees or invitees) maintain in good order and condition the roof of the Building, all landscaping, curbing, sidewalks, roads, parking areas, driveways, the Building’s structure, the Building’s foundation, the Building’s load bearing walls, the base Building plumbing system (which is the plumbing system as delivered to Lessee), and all exterior areas used in common by the tenants of the Building and generally keep the same clean. Lessee will (other than for any repairs or replacement required as a result of Lessor’s gross negligence or willful misconduct) maintain in good order, condition and repair the entire Demised Premises (interior and exterior), including, without limitation, overhead loading doors, dock levelers, dock bumpers, electrical, heating, ventilating, air-conditioning, lighting and plumbing systems in the Demised Premises and make replacements and replace parts and materials as required.

Notwithstanding the foregoing, provided Lessee complies with its repair and maintenance obligations as detailed herein (including the provisions of Section 39), if any of the existing HVAC units serving the Premises (as detailed in Exhibit D) should fail, beyond repair (per the mutual agreement of Lessor and Lessee), and such failure was not the result of Lessee’s gross negligence or willful misconduct, Lessor shall replace such failed HVAC unit. Lessee shall reimburse Lessor for a portion of the costs to replace such HVAC unit according to the following formula: The cost to replace such HVAC unit multiplied by a fraction, the numerator of which is the number of years contained within Lessee’s current Lease Term and the denominator of which is 10 years. If Lessee extends the term of this Lease by exercise of a renewal option pursuant to Section 2.d above or otherwise, this formula shall be recalculated and Lessee shall reimburse Lessor for the incremental costs. If any of the HVAC units serving the Premises should fail as a result of Lessee’s gross negligence or willful misconduct or Lessee’s failure to maintain such units as required herein, Lessee shall replace such units at Lessee’s sole costs and expense, Lessee shall, at its own expense, keep the Demised Premises in good repair, order and clean and, at its own expense, will remove all refuse and garbage therefrom. Garbage and refuse shall be stored at such locations and in such containers as shall be approved by Lessor. Lessee shall use such rubbish and trash removal contractors as Lessor, at its option, may designate. Notwithstanding anything contained in this Lease to the contrary, except in cases of Lessor’s gross negligence or willful misconduct, Lessee shall be responsible for repairs and restoration to the Demised Premises resulting from, occasioned by, or arising from, any break-ins, burglaries or attempted break-ins or burglaries in, on or to the Demised Premises. Lessee may not place or store any pallets outside the exterior of the Demised Premises.
5. COMPLIANCE WITH REQUIREMENTS OF LAW: Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus with jurisdiction over the Demised Premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the Demised Premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances in, upon or connected with the Demised Premises during the Lease Term. Lessee shall, at Lessee’s own cost and expense, also promptly comply with and obey all reasonable rules, orders and regulations of all Lessor’s insurance carriers and any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents required in order for Lessee to be able to use the Demised Premises for the purposes for which Lessee intends, and is permitted hereunder, to use the Demised Premises, if necessary, shall be obtained by Lessee, at Lessee’s sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder. Lessor represents, as of the date of Lessor’s execution of this Lease, that Lessor has not received written notice from any governmental authority that the Premises, Building or the Site are not in compliance with any laws applicable thereto, which non-compliance remains uncured.
6. UTILITIES: Lessee shall be responsible for procuring directly from the providers of all such services, and paying to such providers the costs and expenses of all utilities and services used on the Premises during the Lease Term except for water and sewage. The water meter (“Primary Water Meter”) monitoring the consumption of water and sewer usage within the Premises serves both the Premises and the adjacent premises. Prior to the Lease Commencement Date, Lessor shall install a submeter (the “Submeter”) to measure the water/sewer usage of the adjacent premises and Lessee will be charged by Lessor for the difference between the usage recorded by the Primary Meter and the Submeter. In addition to the charges for water and sewage, Lessee shall be responsible for payment of its proportionate share of the storm water utility charges levied, imposed or assessed by Miami-Dade County. Lessee’s proportionate share thereof shall be determined by (i) multiplying the amount of the Miami-Dade County storm water utility charge attributable to the meter servicing the Demised Premises times (ii) a fraction, the numerator of which shall be the size of the Demised Premises and the denominator of which shall be the aggregate amount of leased area (inclusive of the Demised Premises) serviced by the meter. If the meter services only the Demised Premises, Lessee will be responsible for the entire storm water utility charges attributable to said meter. Lessor represents that the Premises is separately metered for electrical utility services and that all HVAC, electrical and mechanical equipment serving the Premises, serve only the Premises.

7. ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the Demised Premises without obtaining the prior written approval of Lessor, which approval shall not be unreasonably withheld or delayed. The approval of Lessor shall not be required if, and only if, such additions, installations, work and alterations in or to the Demised Premises (a) are nonstructural and cosmetic in nature, (b) would not affect the Building systems outside of the Demised Premises, (c) do not require a building permit or other governmental approvals, (d) are built in compliance with Lessor’s reasonable rules and regulations, and (e) Lessor is given a minimum of two (2) weeks prior written notice thereof. In any event, all installations, alterations or work done by Lessee shall at all times comply with:
a.	Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

b.
Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor.

c.
Lessee agrees to pay Lessor’s costs and expenses of reviewing any plans and specifications submitted for Lessor’s review plus an inspection fee of one hundred and no/100 ($100.00) dollars per inspection.

8. ACCESS: Upon reasonable prior notice (except in the event of an emergency, in which case no notice shall be required), Lessee shall permit Lessor and others authorized by Lessor to enter upon the Demised Premises at all reasonable times to examine the condition thereof and conditions of Lessee’s occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary and as are allowed under this Lease, for such other purposes as may be related to Lessor’s ownership and as allowed under this Lease, or to exhibit the same to prospective tenants, purchasers and/or mortgagees. Except in the event of an emergency, Lessor shall endeavor to minimize disruption to Lessee’s normal business operations in the Premises in connection with any such entry. Except in the event of an emergency, Lessee shall be allowed access to the Premises 24 hours per day, 7 days per week.
9. SIGNAGE: Lessee may not erect any sign in or on any portion of the Demised Premises, the Building or anywhere on the Site, without Lessor’s prior written approval, which approval shall not be unreasonably withheld. Lessor hereby agrees that Lessee shall have the exclusive right to have its signage on the entryway monument to the Site.
10. USE: Lessee shall use the Demised Premises solely for warehouse, office and laboratory space and for no other use or purpose. Lessee shall not use, or permit the use of, the Demised Premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy.
11. INDEMNITY: a. Subject to Section 16c., Lessee shall, except in cases of Lessor’s gross negligence or willful misconduct, save and hold Lessor harmless from all liabilities, charges, expenses (including counsel fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever while on or upon the Premises or to Lessee’s use and occupancy of the Demised Premises. Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor’s delay or failure in delivery of the Demised Premises.

b. Subject to Section 16 hereof, Lessor hereby agrees to indemnify and hold Lessee harmless from and against all costs, damages, claims, liabilities and expenses suffered by or claimed against Lessee, directly arising out of (i) any accident, injury or damage caused to any person on or about the common or public areas of the Building within Lessor’s exclusive control during the Lease Term, or (ii) any breach or default by Lessor in the performance or observance of its covenants or obligations under this Lease; except to the extent such accident, injury, damage, failure, breach or default is a result of or in any way caused by Lessee’s or any of Lessee’s invitees’ gross negligence or willful misconduct and except, further that Lessor’s obligation to indemnify Lessee pursuant to this Section shall be applicable and shall be enforceable only to the extent that Lessee has suffered an actual and demonstrable loss directly and solely caused by the breach or default by Lessor in the performance or observance of its covenants or obligations under this Lease; and provided, however, that in no event shall Lessor have any liability to Lessee for claims based on the interruption of or loss to Lessee’s business or for any indirect losses or consequential damages whatsoever or for claims for which Lessee is insured or required under this Lease to be insured (or for which Lessee would have been insured had Lessee carried business interruption insurance).
Furthermore, Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor’s delay or failure in delivery of the Demised Premises. Notwithstanding anything to the contrary in this Section or elsewhere in this Lease, this section shall not apply to the holder of any Mortgage.
12. SURRENDER AND TERMINATION: All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the Demised Premises and shall not be removed by Lessee at the end of the term, unless with regard to any improvements made by Lessee during the Lease Term for which Lessee has requested Lessor’s consent, Lessor has advised Lessee at the time its consent is given, that such improvements may be required to be removed at the end of the Lease Term. All of Lessee’s removable trade fixtures and removable business equipment may be removed by Lessee upon condition that such removal does not materially damage the Premises and that the cost of repairing any damage to the Demised Premises or the Building arising from such removal shall be paid by Lessee (or the repairs shall be performed by Lessee prior to the expiration of the Lease Term). Any property of Lessee or of any subtenant or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the Premises after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit; provided, however, that, notwithstanding the foregoing, in the event of any failure of Lessee to promptly remove the items properly requested by Lessor to be removed and/or restore any damage to the Building or Demised Premises occasioned by such removal, Lessor, at Lessee’s cost and expense, may remove the items Lessee failed to remove and/or effect all repairs to the Building and Demised Premises. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Base Rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration or other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the Demised Premises, broom clean, in good order and condition, ordinary wear and tear, damage from casualty and any of Lessor’s obligations hereunder excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the Building and/or the Demised Premises occasioned by such removal. Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease. The foregoing notwithstanding, Lessee shall, at Lessee’s sole cost and expense, remove any and all furniture, fixtures, and equipment which has been conveyed to Lessee by way of the Bill of Sale specifically including, without limitation, all of the HEPA HVAC systems detailed in the Bill of Sale and otherwise restore and/or repair the Demised Premises due to any damages that are caused by the removal of such furniture, fixtures and equipment, provided however, to the extent that any of the forgoing items are served by accessions in the Demised Premises, such as ductwork, electrical lines or plumbing lines, Lessee shall not be required to remove such accessions but shall be responsible to cap off, seal off or otherwise leave such accessions in a safe state and condition.

13. LIABILITY: Except in cases of Lessor’s gross negligence of willful misconduct, Lessor, its agents and its and their employees shall not be liable for any damage to property of Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise. Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise. Lessor or its agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Lessor or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the Demised Premises or in the Building. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or fines sustained or incurred by, Lessor due to non-performance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee’s part to be kept, observed, performed or complied with after the giving of any applicable notice and expiration of any applicable cure period.
14. NO WAIVER: The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor. No surrender of this Lease shall be effective without Lessor’s written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.
15. SUBORDINATION: This Lease is subject and subordinate to the lien of any and all (i) mortgages, deeds of trust or other security devices which may now or hereafter affect or encumber all or any portion of the Building or the land underlying the same and the land and other property appurtenant to the use and enjoyment of the Building (collectively, the “Land”). This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, Lessee shall execute promptly any certificate that Lessor may request.

16. INSURANCE. Commencing on the date the Premises are delivered to Lessee and during the Lease Term and any renewals or extensions thereof, the Lessee shall keep, in full force and effect, Commercial General Liability Insurance insuring the Lessee. Policy limits shall not be less than $1,000,000 (one million) dollars per occurrence and a general aggregate limit of $2,000,000 (two million) dollars covering death, bodily injury and property damage. Subject coverage shall also include fire and extended coverage legal liability insurance in an amount not less than $50,000 (fifty thousand dollars.) The limits of said insurance shall not in any way limit the liability of Lessee under this Lease. Lessee shall deliver to Lessor a Certificate of Insurance showing evidence of the named requirements herein. All insurance policies which Lessee is required to secure and maintain shall conform to the following conditions:
a.
Policies shall be written by one or more responsible insurance companies rated A.M. Best A- (A minus) 6 or better. Policies shall be in a form and by companies acceptable to Lessor and such acceptance will not be unreasonably withheld.

b.
Policies shall name Lessor, Agent or any other person designated by Lessor, as Additional Insured and shall contain a clause that insured shall not cancel insurance without first giving Lessor at least 30 (thirty) day prior written notice.

c.
Policies shall waive all rights of subrogation against Lessor, and Lessor’s mortgagees with respect to such losses payable under such policies. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor or Lessor’s agents for loss or damage to Lessee’s furniture, furnishings, fixtures, inventory and/or improvements made by Lessee and all other losses covered by the insurance required to be carried by Lessee.

Lessee shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, Building or the Site which will in any way increase the rate of fire insurance or other insurance on the Building or the Site. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other items of Lessee, then (whether or not Lessor has consented to such activity, equipment or other item) Lessee shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.
Lessor agrees to carry and maintain all-risk property insurance covering the Building and Lessor’s property therein. Lessor also agrees to carry and maintain commercial general liability insurance in limits Lessor reasonably deems appropriate. Lessor hereby waives its right of recovery against Lessee and releases Lessee from any and all liabilities, claims and losses for which Lessee may otherwise be liable to the extent Lessor is covered by property insurance therefore (or required to be covered pursuant to this Section 16).
17. DEFAULT: Time is of the essence with regard to the performance of Lessee’s obligations under this Lease. Any of the following constitutes a default of this Lease by Lessee:
a.
Failure to pay any installment of Base Rent, item of additional rent or other charge payable under this Lease on the applicable payment date and such failure continues for five (5) days after the date due.

Lessee shall pay Lessor interest at the rate of eighteen percent (18%) simple interest per annum (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of base rent and shall be applied against the installments of Base Rent next becoming due) on all payments due under this Lease that are not made on the date when due, calculated from the date when due until paid in full.

b.
Failure to cure any other default of Lessee’s obligations under this Lease for a period of ten (10) days after notice specifying the nature of the default, provided, however, that if such cure cannot reasonably be effected within such ten (10) day period and Lessee begins such cure promptly within such ten (10) day period and is pursuing such cure in good faith and with diligence and continuity, then Lessee shall have such additional time, up to an additional sixty (60) days, as is reasonably necessary to effect such cure.

c.
Vacation or abandonment of the Demised Premises, but only if Lessee does not timely comply with Lessee’s obligations under this Lease including, but not limited to, maintaining utility services to the Premises.

d.
Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property; or

e.	An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within sixty (60) days.
18. LESSOR’S REMEDIES: Upon Lessee’s default and the expiration of any applicable notice, grace and cure periods, Lessor may, at Lessor’s option, take any one or more of the following actions without further notice or demand.
a.
Terminate the Lease and declare all Base Rent, additional rent and other charges for the entire remaining portion of the term immediately due and payable as damages in accordance with Section 18(c) hereof.

b.	Bring an action against Lessee to collect all Base Rent and other sums due and owing Lessor, or to enforce any other term or provision of this Lease.

c.
Terminate this Lease by three (3) days’ written notice to Lessee and in accordance with applicable laws. In the event of termination, Lessee agrees to immediately surrender possession of the Demised Premises. If Lessor terminates this Lease, Lessor may recover from Lessee all damages Lessor incurs by reason of Lessee’s default, including damages equal to the present value (discounted at the rate of five percent (5%) per annum) of the difference between the Base Rent due for the remainder of the Lease Term and the market value rent rate for the remainder of the Lease Term, and all Lessor’s costs, expenses and reasonable attorneys’ fees.

d.
Lessor may pay or perform, or cause to be paid or performed, any obligation of Lessee under this Lease, for Lessee’s account, and Lessee shall promptly reimburse Lessor, upon demand, for all Lessor’s costs, expenses and attorneys’ fees so incurred.

e.
Relet the Demised Premises for Lessee’s account without terminating this Lease. All sums received by Lessor from reletting shall be applied first to Lessor’s reasonable costs and expenses incurred in reletting, including, without limitation, Lessor’s attorneys’ fees, advertising costs, brokerage commissions and costs of alterations, improvements and repairs to the Demised Premises expended or incurred by Lessor in order to effect such reletting, then to the payment of all sums due under this Lease. Upon Lessor’s demand, Lessee shall pay any deficiency to Lessor as it arises.

Lessor’s remedies in this Section 18 are cumulative and in addition to any other remedies available at law or in equity.

19. DESTRUCTION — FIRE OR OTHER CAUSE: If the Demised Premises shall be partially damaged by fire or other cause whether or not due to the fault or neglect of Lessee or Lessee’s servants, employees, agents, invitees or licensees, Lessor shall, upon Lessor’s receipt of the insurance proceeds and to the extent such proceeds are allocable or attributable to the Demised Premises, repair the portions of the Demised Premises covered by Lessor’s insurance, and the rent until such repairs shall have been made shall be apportioned according to the part of the Demised Premises which is usable by Lessee. But if such partial damage is intentionally caused by Lessee or Lessee’s servants, employees, agents, invitees or licensees, without prejudice to any other rights and remedies of Lessor and without prejudice to the rights of subrogation of Lessor’s insurer, the damages shall be repaired by Lessor but there shall be no apportionment or abatement of rent. If the Demised Premises are totally damaged or are rendered wholly un-tenantable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the Building (whether or not the Demised Premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or if the damage resulted from a risk not fully covered by Lessor’s insurance, then or in any of such events, Lessor may, within ninety (90) days after such fire or other cause, give Lessee a notice of Lessor’s election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the Demised Premises and surrender the same to Lessor. For purposes of this Lease, the term “Lessor’s receipt of insurance proceeds” shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds.
20. LEGAL FEES: In the event it shall become necessary for either Lessor or Lessee, at any time, to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefore and either Lessor or Lessee prevails in such action or proceedings, then the non-prevailing party shall pay to the prevailing party all such costs (including a reasonable attorney’s fee) incurred in such action or proceedings.
21. CONDEMNATION: If all of the Building is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the Building by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the Building not so taken a complete architectural unit and Lessee shall do all other work necessary for it to use and occupy the Demised Premises for its permitted purpose. During the period of Lessor’s repairs, rent shall abate in an amount bearing the same ratio as the portion of the Demised Premises unusable by Lessee bears to the entire Demised Premises. Rent shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the Demised Premises, to reflect any permanent reduction in the tenantable portion of the Demised Premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee’s right, title and interest in and to, any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee’s interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, except Lessee shall not be precluded from seeking a separate claim for business damages or moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor.

22. ASSIGNMENT AND SUBLETTING: a. Lessee shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Lessee’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the preceding sentence, it is specifically agreed that it shall be reasonable for Lessor to withhold its consent if: (i) the proposed subtenant is engaged in a business, or the Demised Premises will be used in a manner, that is inconsistent with the image of the Building; or (ii) Lessor is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Demised Premises is not in compliance with the use permitted in this Lease. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Lessor. Any assignment or subletting, Lessor’s consent thereto, or Lessor’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Lessee from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Lessee or any assignee or subtenant from the obligation of obtaining Lessor’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Lessee hereby assigns to Lessor the rent due from any assignee or subtenant of Lessee. For any period during which Lessee is in default hereunder after the giving of any required notice and expiration of any applicable cure period, Lessee hereby authorizes each such assignee or subtenant to pay said rent directly to Lessor upon receipt of notice from Lessor specifying same. Lessor’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Lessee shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Lessor’s prior written consent, which consent may be granted or withheld in Lessor’s sole and absolute discretion. Lessee shall pay to Lessor an administrative fee equal to one thousand five hundred dollars ($1,500) plus all other expenses (including attorneys’ fees and accounting costs) incurred by Lessor in connection with Lessee’s request for Lessor to give its consent to any assignment, subletting, or mortgage. Lessee shall notify Lessor prior to engaging a real estate broker in connection with any proposed assignment or sublease. Any sublease, assignment or mortgage shall, at Lessor’s option, be effected on forms approved by Lessor such approval not to be unreasonably withheld, conditioned or delayed. Lessee shall deliver to Lessor a fully executed copy of each agreement evidencing a sublease, assignment or mortgage within ten (10) days after full execution thereof.
b. If Lessee is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Lessee, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Lessee (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section. If Lessee is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Lessee (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Lessee (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section; provided, however, that the foregoing portion of this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. Notwithstanding anything contained in this Section 22 to the contrary, provided no default exists hereunder beyond any applicable notice and cure periods, Lessee may, upon at least thirty (30) days’ prior written notice to Lessor but without Lessor’s prior written consent and without being subject to Lessor’s rights and Lessee’s obligations set forth in Sections 22(d) and 22(e) below, assign or transfer its entire interest in this Lease or sublease all or any part of the Demised Premises: (a) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Lessee shall be merged or consolidated, or to which substantially all of the assets or stock of Lessee may be transferred, provided that such successor corporation or other entity shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Lessee as of the date of such assignment, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Lessee under this Lease; or (b) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall control, be controlled by or be under common control with Lessee; or (c) pursuant to a transfer of any of the outstanding capital stock of Lessee through an “over the counter” market or any recognized national or overseas or international securities exchange, or in connection with an initial public offering.

In the event of any such assignment or subletting, Lessee shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Lessee hereunder. For purposes of clause (b) above, “control” shall be deemed to be direct or indirect ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Together with Lessee’s notice to Lessor pursuant to this Section, Lessee shall submit to Lessor sufficient information regarding the transaction as is reasonably necessary for Lessor to confirm that the transaction meets the qualifications set forth in this Section.
c. If at any time during the Lease Term, Lessee desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Lessee’s request to Lessor for Lessor’s consent thereto, Lessee shall give notice to Lessor in writing (“Lessee’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Lessee and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.
d. Lessor shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Lessee written notice of such termination within thirty (30) days after Lessor’s receipt of Lessee’s Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Lessor exercises its option to terminate this Lease with respect to the Proposed Sublet Space, then (i) Lessee shall tender the Proposed Sublet Space to Lessor on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (ii) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata. All costs of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Lessee to Lessor as additional rent hereunder. If the Proposed Sublet Space constitutes the entire Premises and Lessor elects to terminate this Lease, then Lessee shall tender the Proposed Sublet Space to Lessor, and this Lease shall terminate, on the Proposed Sublease Commencement Date.
e. If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Lessee’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Lessee shall pay to Lessor 50% of any such excess or other premium applicable to the sublease or assignment (after first deducting reasonable transaction costs associated with such sublease or assignment, specifically limited to customary brokerage commissions and reasonable tenant improvements), which amount shall be paid by Lessee to Lessor as additional rent upon such terms as shall be specified by Lessor and in no event later than ten (10) days after any receipt thereof by Lessee. Acceptance by Lessor of any payments due under this Section shall not be deemed to constitute approval by Lessor of any sublease or assignment, nor shall such acceptance waive any rights of Lessor hereunder. Lessor shall have the right to inspect and audit Lessee’s books and records relating to any sublease or assignment.

f. All restrictions and obligations imposed pursuant to this Lease on Lessee shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Lessee shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Lessor’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Lessor succeeds to Lessee’s interest in the Premises by voluntary surrender or otherwise, at Lessor’s option the subtenant shall be bound to Lessor for the balance of the term of such sublease and shall attorn to and recognize Lessor as its landlord under the then executory terms of such sublease.
23. PARKING: Lessee shall not park any vehicle, in any area, where said parking will constitute a problem to other tenants. Parking areas shall be provided at no additional cost to Lessee. Lessor reserves the right at all times during the term hereof to designate and re-designate such parking areas and to proscribe the use thereof by reasonable rules and regulations. Lessee, its officers, employees, guests, invitees and visitors shall not at any time park trucks or vehicles in any of the areas designated for automobile parking. Notwithstanding anything herein to the contrary, Lessee shall at all times during the Lease Term (subject to emergencies and Landlord’s repair and maintenance obligations hereunder) be entitled to one hundred (100) parking spaces or parking areas on the Site. Lessor shall have no responsibility to police or otherwise insure Lessee’s or other lessees’ use thereof. Parking areas shall be provided by Lessor for use by Lessee, its officers, employees, guests, invitees and visitors in common with the other tenants of the Building, their officers, employees, guests, invitees, visitors and such other parties as Lessor shall, from time to time, permit, on a “first come-first served” basis. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner’s own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents unless caused by Lessor’s gross negligence or willful misconduct. Vehicles parked on lawn areas are subject to being towed away at vehicle owner’s expense.
24. KEYS: At the expiration or earlier termination of this Lease, Lessee shall furnish Lessor with at least one (1) key to each door or other locked area in or to the Demised Premises.
25. CONSTRUCTION LIENS: Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic’s or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the Building. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor’s reversionary interest in the Demised Premises to liability under the Florida Construction Lien Law for work performed by or on behalf of Lessee. If, as a result of any work or installation made by, or on behalf of Lessee, or Lessee’s maintenance and repair of the Demised Premises, a claim of lien is filed against the Demised Premises or all or any portion of the Building, within twenty (20) days after it is filed, Lessee shall either satisfy the claim of lien or transfer it to a bond as permitted by Chapter 713 of the Florida Statutes. If Lessee fails to do so within the twenty (20) day period, Lessor may transfer the lien to a bond as permitted by Chapter 713 of the Florida Statutes or satisfy the lien, and Lessee shall reimburse Lessor for all Lessor’s costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.
26. NOTICES: All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing and shall be deemed conclusively delivered when same are either hand delivered, or three (3) business days after deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or delivered by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the address set forth for Lessee on page 1 of this Lease prior to the Lease Commencement Date, or at the Premises after the Lease Commencement Date. A courtesy copy of all notices shall also be delivered to Akerman Senterfitt, One S.E. Third Avenue, Suite 2500, Miami, Florida 33131, Attention Carol S. Faber, Esq. (Ph# 305-374-5600) however Lessor’s failure to deliver any such courtesy copy shall not invalidate or otherwise impair the effectiveness of any notice given to Lessee. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

27. LESSEE’S PROPORTIONATE SHARE a. Lessee agrees to pay its proportionate share of (i) any increase in real property taxes and assessments (including any changes or additions to any existing method of taxation) over and above those imposed, levied or assessed against, the Site and Building (“Real Estate Taxes”) for any Operating Year over and above Real Estate Taxes for the Base Year (as defined below), (ii) any increase in premiums for fire, casualty and extended coverage (including, without limitation, rent insurance) and public liability insurance premiums and paid deductibles over and above those charged for the Base Year with respect to the Site and Building for commercially reasonable insurance coverage with commercially reasonable deductibles, the amounts paid by Lessor to satisfy any such deductibles necessary under such policies of insurance, and (iii) any increase in Operating Expenses, as such term is hereinafter defined, for the Site and Building over and above those Operating Expenses for the Base Year. For purposes of this Lease, the Base Year shall be defined as calendar year 2008. Real property taxes and assessments, premiums for insurance and Operating Expenses shall hereafter collectively be referred to as the “Expenses”. Lessee’s proportionate share for the purposes of this Section 27 shall be Sixty-Five and 98/100 percent (65.98%). The percentage was computed on the basis that the Demised Premises consist of Fifty-Nine Thousand One Hundred Sixty-Five (59,165) square feet and the Building consists of Eighty-Nine Thousand Six Hundred Sixty-Five (89,665) square feet. Lessee’s proportionate share shall be recomputed if, and each time, the aggregate size of the Building is reduced or increased. For purposes of this Section, Real Estate Taxes will not include any income, excess profits, business, inheritance, succession, transfer, or franchise tax upon Lessor or Lessor’s interest in the Building or Site, or any fine, penalty, cost or interest for any Real Estate Taxes Lessor fails to timely pay. Lessor represents and agrees that the for purposes of this Section 27, as of the date of this Lease, the Land shall consist only of the area immediately surrounding and serving the Building as depicted on the attached Exhibit “A” and shall not include any other portions of the Park, that the Land is taxed as a separate tax parcel which does not include any other portion of the Park, and that the Expenses shall only include Expenses applicable to the Building and the Land and not to the Park.
b. As used herein, the term “Operating Year” shall mean each calendar year subsequent to the Base Year and the term “Operating Expenses” shall mean the total of the amount of expenses, costs or charges expended, paid or incurred by Lessor in any calendar year with respect to the repair, replacement, operation and maintenance of the Building or Site, including, but not limited to, common area electricity, water, fuel, water rates, sewer charges, labor costs, security costs, service contracts, management charges, common area refuse removal, landscaping, interior and exterior repairs and replacement, and drain field and septic systems operations, parking lot maintenance, repairs and replacements (including, without limitation, lighting, striping and resurfacing), association fees (if any), the cost of painting and decorating the common areas of the Building and all other expenses, costs and charges relative to the repair, replacements, operation and maintenance of the Building, including all legal and auditing fees incurred in connection with the foregoing and including all improvements and equipment required by any federal, state or local law or government regulation. Operating Expenses shall not include any of the following: (i) principal or interest payments on any Mortgages; (ii) leasing commissions or legal fees with respect to the negotiation of leases; (iii) the costs of utilities separately charged to particular tenants of the Building; (iv) expenses for which Lessor receives insurance proceeds; (v) costs of financing the Building and/or the Site; (vi) wages, salaries and other compensation paid to employees of Lessor or its managing agent above the level of Senior Property Manager as reasonably determined by Lessor; (vii) attorneys’ fees and accounting fees, if such fees are incurred in connection with negotiations or disputes with tenants of the Building; (viii) costs of administering the affairs of the ownership entity which are unrelated to the maintenance, management and ownership of the Building; (ix) management fees in excess of five percent (5%) of gross revenues; (x) the cost of tenant improvements, concessions and allowances provided to tenants of the Building, including the cost of preparing any space in the Building for occupancy by any tenant and/or for altering, renovating, repainting, decorating, planning and designing spaces for any tenant in the Building in connection with the renewal of its lease and/or costs of preparing or renovating any vacant space for lease in the Building;

(xi) rental payments made under any ground lease, (xii) any increased component of insurance premiums attributable solely to any tenant’s hazardous acts; (xiii) any amounts paid to any person, firm, or corporation related to or otherwise affiliated with Lessor or any general partner, officer or director of Lessor or any of its general partners to the extent they exceed arms-length competitive prices paid in the Miami-Dade metropolitan area for the services or goods provided (xiv) advertising and promotional expenses incurred in leasing or marketing the Building; (xv) costs of services and/or utilities provided to other tenants; (xvi) Real Estate Taxes and any increase in insurance premiums which are to be charged under Section 27(i) and (ii) hereof; (xvii) expenditures for capital improvements as determined under generally accepted accounting principles, except for capital expenditures which are intended to effect savings in the cost of the operation or maintenance of the Building and Site, but only to the extent in any year of such actual savings, and provided, that such costs shall be amortized over the useful life thereof; and capital improvements required to be made by governmental authority, enacted or imposed after the Lease Commencement Date, and provided that such costs shall be amortized over the useful life thereof; and (xix) the cost of any items for which Lessor is or is entitled to be reimbursed by any other party. In determining Expenses (as defined herein) for an Operating Year or the Base Year, if less than 100% of the rentable area of the Building has been occupied by tenants at any time during the Base Year or any subsequent Operating Year, Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had 100% of the rentable area of the Building been occupied throughout such Operating Year.
c. Prior to or during the first Operating Year and each subsequent Operating Year, Lessor shall notify Lessee of Lessor’s estimate of Lessee’s liability under this Section 27. Lessee’s proportionate share of increases in Expenses over the Base Year shall be payable in equal one-twelfth (1/12th) installments on the first day of each month in advance, commencing January 1, 2009, which installments shall continue to be paid by Lessee until Lessor furnishes Lessee with a revised statement setting forth Lessor’s estimate of Lessee’s liability under this section. After the end of each Operating Year, Lessor shall submit a statement (the “Year-End Statement”) to Lessee setting forth in reasonable detail the actual Expenses and Lessee’s proportionate share thereof, for the applicable Operating Year stating whether the installments of Lessee’s proportionate share of Expenses previously paid is greater or less than the amount payable by Lessee for such Operating Year. If there is a deficiency, Lessee shall pay the amount thereof within twenty (20) days after Lessee’s receipt of such Year-End Statement. If there shall be an overpayment, Lessor shall either refund the amount thereof or permit Lessee to credit the amount against subsequent monthly payment(s) due hereunder. If the Lease Term expires on a day other than the last day of a Operating Year, then Lessee’s liabilities pursuant to this section for such Operating Year shall be apportioned by multiplying the respective amount of Lessee’s proportionate share thereof for the full Operating Year by a fraction, the numerator of which is the number of days during such Operating Year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365) days. Lessee’s obligation to pay rent for any period of time attributable or allocable prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease. Any delay by Lessor in providing Lessee with the Year-End Statement shall not relieve or release Lessee for its obligation to pay its proportionate share of actual Expenses at such time as the applicable Year-End Statement is furnished to Lessee.

d. The Year-End Statement shall be binding on Lessee unless, within thirty (30) business days after Lessee’s receipt of the Year-End Statement, Lessee sends Lessor written notice objecting thereto and specifying the aspects of the Year-End Statement disputed by Lessee (the “Dispute Notice”). For a period of thirty (30) days after Lessor’s receipt of the Dispute Notice, an independent, certified public accountant who is hired by Lessee on a non-contingent fee basis and who offers a full range of accounting services and is reasonably acceptable to Lessor, shall have the right (during regular business hours and at Lessor’s offices where Lessor’s books and records are maintained) to audit the books and records of the Lessor used to determine the Year-End Statement. Lessee shall cause its accountant to prepare a written audit report and shall provide Lessor with a copy of such report promptly after receipt thereof by Lessee. If such audit is not completed and such report is not delivered to Lessor within the aforementioned thirty (30) day period, the Year-End Statement shall be binding upon Lessee. If such audit report is not disputed by Lessor and such audit report shows that the amounts paid by Lessee to Lessor on account of increases in Expenses exceed the amounts to which Lessor is entitled hereunder, Lessor shall credit the amount of such excess toward the next monthly payment of rent due hereunder, or, if no further sums are due from Lessee under this Lease, Lessor shall return such excess to Lessee (less any amount then due from Lessee to Lessor). If such audit report is disputed by Lessor, then the parties shall negotiate in good faith to resolve such dispute. If the parties are unable to resolve such dispute within thirty (30) days after Lessor disputes the report, then Lessor shall promptly appoint an independent third party accountant to resolve such dispute and the determination of such accountant shall be binding and conclusive. Lessee shall pay all costs and expenses of any audit performed by Lessee; however, the parties shall share the cost of the third party accountant, further provided, however, that Lessor shall pay all reasonable costs and expenses of any such audit, including the third party accountant, if it is determined that Lessor’s determination of Operating Expenses, Real Estate Taxes or insurance premiums, as applicable for the Operating Year in question were overstated by more than seven and one-half percent (7.5%). In no event, however, shall such accounting expenses exceed the amount Lessee was charged as a result of such overstatement. If it is determined that the amount paid by Lessee to Lessor on account of increases in Expenses is less than the amount to which Lessor is entitled hereunder, Lessee shall pay such deficiency within ten (10) business days after the completion of such audit report. Lessee shall (and shall cause its employees, agents and consultants to keep the results of any such audit strictly confidential).
28. SECURITY SERVICES: Lessee acknowledges that Lessor is not providing, and is not obligated to provide, any security services to the Demised Premises, the Building or the Site.
29. “AS IS”: Lessor shall not be required to do any work in, on or upon the Demised Premises or the Building to ready the same for Lessee’s use or occupancy of the Demised Premises, it being acknowledged that Lessee is familiar with the condition of the Demised Premises and that Lessee has either undertaken an examination of the same prior to the execution of this Lease or has waived the opportunity to undertake such inspection, and the Premises and all the equipment, furniture and fixtures located therein are being delivered in “AS IS” condition as of the date of this Lease. All work necessary for Lessee’s use, occupancy and operation of the Demised Premises for their intended purposes shall be done by Lessee, at Lessee’s sole cost and expense, pursuant to the terms and conditions of this Lease. Notwithstanding the foregoing, all HVAC, mechanical, plumbing and electrical systems serving the Demised Premises shall be in good working order on the date Lessor delivers possession of the Premises to Lessee, in broom clean condition. Upon written notification by Lessee, no later than thirty (30) days after the date Lessor delivers possession of the Premises to Lessee, Lessor will make any needed repairs and perform any maintenance to place the mechanical, electrical and plumbing systems in good working order at Lessor’s sole cost and expense, after which time such systems shall, in accordance with the terms of this Lease, be the responsibility of Lessee who shall maintain and repair the same pursuant to, and in accordance with, the terms and conditions of this Lease. Lessor makes no representation or warranty, and shall have no liability or responsibility to Lessee whatsoever with respect to (i) the functionality or viability of the clean room at the Demised Premises or (ii) the functionality, condition or appearance of any of the furniture, fixtures, equipment or other personal property being conveyed to Lessee pursuant to the Bill of Sale. Lessor shall not take any actions which would damage any of the personal property being conveyed to Lessee by way of the Bill of Sale and shall take such actions which are reasonable and necessary to secure the Demised Premises in order to protect the personal property being conveyed to Lessee by way of the Bill of Sale prior to the Lease Commencement Date (as it pertains to Space A) and the Space B Delivery Date (as it pertains to Space B). Lessor shall repair any material damage to the clean room caused by the Current Tenant which occurs between the date of this Lease and the Space B Delivery Date. Lessee shall provide written notice of such damage to Lessor not less than thirty (30) days after the Space B Delivery Date. In the event that Lessee fails to timely notify Lessor of such damage with the aforementioned thirty (30) day period, then Lessor shall no longer have any repair obligations for the clean room thereafter.

30. WAIVER OF JURY AND COUNTERCLAIM: It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of said Demised Premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any non-compulsory counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor’s action or proceedings. Lessor and Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in Miami -Dade County, Florida.
31. SECURITY DEPOSIT: a. Subject to the provisions of Section 31 b., Lessee has deposited with Lessor the sum of Two Hundred Eighty-Eight Thousand Four Hundred Twenty-Nine and 38/100 Dollars ($288,429.38) (“Security Deposit”) as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease beyond the expiration of any applicable notice and cure periods, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default, after the giving of any applicable notice and expiration of any applicable cure period, and Lessee shall forthwith, within (5) five days after receipt of written demand of Lessor, restore said security to the original sum deposited. Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. Unless used in accordance with the terms hereof, the Security Deposit (or the remaining balance thereof) shall be returned to Lessee within sixty (60) days after the end of the Lease and after delivery of entire possession of the Demised Premises to Lessor. In the event of a sale of the Site and Building or leasing of the Building, Lessor shall transfer the Security Deposit to the vendee or lessee and Lessor shall thereupon be released by Lessee from all liability for the return of such Security Deposit.
b. Lessee shall have the right to deliver to Lessor an unconditional, irrevocable “evergreen” letter of credit in substitution of up to Two Hundred Eighty-Eight Thousand Four Hundred Twenty-Nine and 38/100 Dollars ($288,429.38) of the cash Security Deposit, subject to the following terms and conditions. Such letter of credit shall be (a) in form and substance reasonably satisfactory to Lessor; (b) at all times, when added to the cash portion of the Security Deposit, shall equal the Security Deposit, and shall permit multiple draws; (c) issued by a commercial bank reasonably acceptable to Lessor from time to time with a branch office located in the Miami-Dade metropolitan area to present the letter of credit; (d) made payable to, and expressly transferable and assignable by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith, and Lessee shall pay all charges related to any such transfer or assignment); (e) payable at sight upon presentment to a local branch of the issuer or a simple sight draft or certificate stating that Lessor is owed in connection therewith; (f) of a term not less than one (1) year; and (g) at least forty-five (45) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the amount so that all cash held by Lessor as the Security Deposit shall equal the Security Deposit.

The issuer must agree to notify both Lessor (at each of the following addresses: c/o Peter Lawrence Commercial Real Estate, 4710 Eisenhower Boulevard, Suite C-1, Tampa, Florida 33634, and 7100 N.W. 12th Street, Suite 105, Miami, Florida 33126) and Lessee at Lessee’s notice address in writing (the “Non-renewal Notice”) by certified mail, return receipt requested, at least forty-five (45) days prior to the expiration of the letter of credit if it will not renew or extend the letter of credit in accordance with this Section 31. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set for in Section 17 shall not apply to any of the foregoing, and specifically, if Lessee fails to timely comply with the requirements of subsection (g) above, the Lessor shall have the right to immediately draw upon the letter of credit without notice to Lessee and apply the proceeds to the Security Deposit. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise reasonably acceptable to Lessor. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, the Lessor shall have the right to require that Lessee obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section 31, and Lessee’s failure to obtain such substitute letter of credit within five (5) days following Lessor’s written demand therefore (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Lessor to immediately draw upon the then existing letter of credit in whole or in part, without notice to Lessee, to be held as the Security Deposit. In the event the issuer of any letter of credit held by Lessor is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section 31, and, within five (5) days thereof, Lessee shall replace such letter of credit with a substitute letter of credit that complies with this Section 31, cash, other collateral acceptable to Lessor in its sole and absolute discretion (and Lessee’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid five (5) day period). Any failure or refusal to the issuer to honor the letter of credit shall be at Lessee’s sole risk and shall not relieve Lessee of its obligations hereunder with respect to the Security Deposit. Lessee shall have the right to replace the letter of credit with cash or other collateral acceptable to the Lessor in Lessor’s reasonable determination. Lessor shall draw on the letter of credit only for the amount claimed to be in default, and any excess shall be held by Lessor as a cash Security Deposit. Within sixty (60) days after the end of the Lease Term and after delivery of the entire possession of the Demised Premises to Lessor, or upon earlier termination of the Letter of Credit in accordance with the terms hereof, Lessor shall return the Letter of Credit to Lessee and shall execute such documents as are required to terminate the Letter of Credit.
32. FLORIDA LAW: This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the State of Florida.
33. BROKERAGE: Lessor and Lessee each represent that the sole brokers instrumental in consummating this Lease are CB Richard Ellis, Inc. exclusively representing the Lessor and Stagman Commercial Real Estate Advisors representing the Lessee (“Brokers”) and that no dealings or prior negotiations were had with any other broker concerning the renting of the Demised Premises. Lessee agrees to hold Lessor harmless against any claims for brokerage commissions, other than those made by the above Brokers, arising out of any conversations had by Lessee with any broker other than Brokers. Lessor agrees to hold Lessee harmless against any claims for brokerage commissions, including but not limited to commissions owed to Brokers, arising out of any dealings had by Lessor with any broker. Lessor is responsible for the payment of all brokerage commissions to the Brokers.
34. RECORDING: Lessee shall not record this Lease or a memorandum thereof without the written consent of Lessor.

35. RULES AND REGULATIONS: Lessee shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit “E” attached hereto and made a part hereof and any amendments or supplements thereto and such further rules and regulations as Lessor may, from time to time, adopt or promulgate. In the event of a conflict between this Lease and the rules and regulations, this Lease shall control.
36. RADON: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit in which the Demised Premises are located.
37. WAIVER OF LIABILITY: The term “Lessor” as used in this Lease shall mean only the owner or mortgagee in possession, for the time being, of the Building, or the lessee or leasehold mortgagee in possession, for the time being, of a lease of the Building (which may include a lease of the Site), so that in the event of any transfer of title to the Building or any assignment of said lease, or in the event of a lease of the Building, the entity so transferring, assigning or leasing shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder arising from and after the date of such transfer, and it shall be deemed and construed as a covenant running with the Land without further agreement between the parties and their successors in interest, or between the parties and any such transferee, assignee or lessee, that the said transferee, assignee or lessee has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder. Lessee agrees to look solely to the estate and interest of Lessor in the Building (including, but not limited to, proceeds from the sale of any interest therein, insurance proceeds, rental proceeds, or condemnation proceeds), and subject to prior right of any mortgage of the Building, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee’s remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee’s use and occupancy of the Demised Premises.
38. RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: If Lessee shall fail to perform or observe any of the terms, obligations or conditions contained herein on its part to be performed or observed hereunder, within the time limits set forth herein, beyond the expiration of any applicable notice and cure periods (however the parties agree that no such notice or cure periods are applicable in emergency events) , Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor be immediately repaid to Lessor by Lessee together with twenty percent (20%) of the cost thereof to reimburse Lessor for all overhead, general conditions, fees and other costs or expenses arising from the involvement of Lessor therewith.
39. SERVICE CONTRACTS: In addition to Lessee’s other obligations contained herein, Lessee specifically agrees to keep and maintain in good order and condition the heating, air-conditioning and ventilating systems and equipment now or hereafter located on and/or servicing the Demised Premises; and in connection therewith, Lessee shall, at its sole cost and expense, obtain, procure and keep in full force and effect, throughout the term of this Lease, a standard maintenance agreement by a contractor approved by Lessor, which agreement must be reasonably acceptable in form and content to Lessor, and provide, among other things, for the contractor to furnish the parts and labor necessary to repair and maintain such systems and equipment in good working order and to provide prophylactic inspections and maintenance services on at least quarter annual intervals, a copy of which service contract shall be given to Lessor within sixty (60) days after the execution of this Lease, and thereafter at least sixty (60) days prior to the expiration date of the then current contract.

40. BINDING ON SUCCESSORS, ETC.: Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.
41. LATE CHARGE: Lessee shall pay to Lessor a late charge of five cents (5¢) per dollar for any installment of Base Rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor within ten (10) days of Lessor’s demand, not as a penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to Lessor by its bank for insufficient funds or for any other reason or is otherwise un-collectible, Lessee shall pay to Lessor a service charge in the sum equal to the higher of (i) ten and no/100 ($10.00) dollars for each check so returned or otherwise uncollected or (ii) five percent (5%) of the amount of the check so returned or otherwise uncollected, which service charge, if applicable and if not prohibited by law, shall be in addition to, and not in substitution of, any “late charge”.
42. ATTORNMENT: If Lessor’s interest in the ground lease or Demised Premises or the Building is encumbered by a mortgage and such mortgage is foreclosed, or Lessor’s interest in the ground lease, the Demised Premises or the Building is acquired by deed in lieu of foreclosure or if Lessor’s interest in the ground lease, the Demised Premises or Building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder and (ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and such mortgagee, transferee or purchaser shall accept such attornment and assume the obligations of Lessor under this Lease from and after there date of such transfer, and execute a new lease for the Demised Premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease.
43. EXECUTION OF LEASE: The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the Demised Premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.
44. MORTGAGEE PROTECTION CLAUSE: Lessee agrees to give any mortgage and/or trust deed holders, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then, except in the event of an emergency, the mortgagees and/or trust deed holders shall have such additional time as may be reasonably necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.
45. PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

46. HOLDING OVER: If Lessee, or anyone claiming through Lessee, does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then Lessee shall automatically forfeit all rights to the security deposit then being held by Lessor pursuant to this Lease and the rent payable by Lessee hereunder shall be increased to equal the greater of (1) 150% of the fair market rent for the entire Premises, or (2) 150% of the Base Rent, additional rent and other sums payable during the immediately preceding Lease Year. Such rent shall be computed by Lessor and paid by Lessee on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Lessor’s acceptance of such rent shall not in any manner adversely affect Lessor’s other rights and remedies, including Lessor’s right to evict Lessee and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Lessor’s consent to any holdover or to give Lessee any right with respect thereto.
47. HAZARDOUS MATERIALS: Lessee covenants and agrees, at its sole cost and expense, to indemnify, protect and save Lessor harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the “Indemnified Matters”) which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from or out of any Hazardous Materials (as hereinafter defined) on, in, under or affecting all or any portion of the Demised Premises but only to the extent the presence of such Hazardous Materials are the result of the actions or, inactions of Lessee, its agents, contractors, employees or invitees. As used herein, “Hazardous Materials” means petroleum products and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any Laws (as hereinafter defined) or materials which are required by any Laws to be encapsulated or removed from the Demised Premises or any surrounding area. As used herein, “Laws” means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.
Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all Hazardous Materials from all or any portion of the Demised Premises or any surrounding areas (except that the indemnity provided for under this paragraph shall not cover the costs of such removal unless either (a) such removal is required by any Laws or (b) any present or future use, operation, development, construction, alteration or reconstruction of all or any portion of the Demised Premises is or would be conditioned in any way upon, or is or would be limited in any way until the completion of, such removal in accordance with any Laws), (i) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Demised Premises into the air, any body of water, any other public domain or any surrounding areas to the extent required by applicable Laws, and (ii) costs incurred to bring the Demised Premises and any surrounding areas into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to above, all work and other actions to take precautions against release referred to above and all work and other actions performed in order to comply with Laws referred to above are herein collectively referred to as “Corrective Work.”
Lessor’s rights under this Section 47 shall be in addition to all other rights of Lessor under this Lease. Notwithstanding anything to the contrary contained herein, the indemnity provided for under this Section 47 with respect to surrounding areas shall not extend to the cost of Corrective Work on, in, under or affecting any surrounding areas, if the applicable Hazardous Materials did not originate from any portion of the Demised Premises, unless the removal of any Hazardous Materials on, in, under or affecting any surrounding areas is required by Law or by order or directive of any Federal, State or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the Demised Premises.

48. ESTOPPEL CERTIFICATE: Lessee agrees, at any time, and from time to time, upon not less than ten (10) days’ prior notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which Base Rent, additional rent and other charges have been paid, the amount of security deposited, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Building and by any lessor under a ground or underlying lease affecting all or any portion of the Building.
Lessor agrees to execute, acknowledge and deliver to Lessee, any reasonable and accurate statement requested by Lessee confirming the terms of the Lease.
49. FINANCIAL STATEMENTS: Lessee hereby agrees, from time to time and at the request of Lessor, to furnish Lessor, within thirty (30) days of each such request, with such financial statements of Lessee as Lessor shall require in order to reasonably determine the financial condition of Lessee. Such statements shall be prepared by an independent certified public accountant and shall include, without limitation, Lessee’s net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any, for the preceding three (3) years. Lessee agrees that Lessor may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Building or who has a loan on all or any portion of the Building or who is interested in making a loan on all or any portion of the Building or who is interested in purchasing all or a portion of the Building.
50. LESSEE’S REMEDIES: Lessee shall not have the right to set off or deduct any amount allegedly owed to Lessee pursuant to any claim against Lessor from any rent or other sum payable to Lessor. Lessee’s sole remedy for recovering upon such claim shall be to institute an independent action against Lessor, which action shall not be consolidated with any action of Lessor. Notwithstanding the foregoing, in the event Lessee institutes an independent action against Lessor and is awarded a money judgment, and provided that such judgment is either affirmed on appeal by the highest court for which an appeal thereof may be filed or the time for filing such an appeal has expired, then in such event, and only in such event, if Lessor fails to pay such judgment within thirty (30) days after the same is entered into, Lessee may deduct the amount of such money judgment from the next monthly installment or installments of Base Rent due hereunder; provided, however, that Lessee shall not have the right to deduct the amount of such money judgment from any rent that may become payable to the holder of any Mortgage (or any other party claiming through such holder) as a result of the exercise by such holder (or other party) of any of its rights or remedies as a secured party under such Mortgage.
51. QUIET ENJOYMENT: If Lessee shall perform timely all of its obligations hereunder, then subject to the provision of this Lease, Lessee shall, during the Lease Term, peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Lessor or any party claiming through or under Lessor.
52. OWNERSHIP: Lessor, hereby represents, warrants and covenants that as of the date of this Lease Lessor is the sole owner of the Land and Building.

IN WITNESS WHEREOF, we have hereunto set our hands and seals to this Lease Agreement the day and year first above written.
 LESSOR:

JDRP ASSOCIATES NO. 1, LTD.
by its Agent; Peter Lawrence
Commercial Real Estate, Inc.
Witnesses:

/s/ Cary DeBien		By:	/s/ Kristopher M. Hoover

Kristopher M. Hoover
Print Name:	Cary DeBien		President

/s/ Maritza Novoa

Print Name:	Maritza Novoa

LESSEE:
HEARTWARE, INC.,
a Delaware corporation
Witnesses:

/s/ Ralph Ng		By:	/s/ David McIntyre

		Name:	David McIntyre
Print Name:	Ralph Ng	Title:	Chief Financial Officer/Secretary

/s/ Maritza Novoa

Print Name:	Maritza Novoa

EXHIBIT “A”
SITE

EXHIBIT “B”
Premises
14000-14050 NW 57TH Court,
Miami Lakes, Florida 33014

EXHIBIT “C”
DIAGRAM DEPICTING SPACE A AND SPACE B

EXHIBIT “D”
HVAC UNITS SERVING PREMISES

SIZE	PACKAGE RTU/SPLIT	YEAR	MAKE	MODEL	SERIAL

15 ton	RTU	1997	Trane	BTC 170G400CB	01744097D
12.5 ton	RTU	1996	York	DH150C00A4AAA1A	NDKM139627
12.5 ton	RTU	2001	York	DH150C00A4AAA1A	NDKM040157
12.5 ton	RTU	1996	York	DH150C00A4AAA1A	NDKM039628
10 ton	RTU	1996	York	DH150C00A4AAA1A	NDKM027137
12.5 ton	Split CU	2002	Aaon	CA1086	20060S-CCSF06141
12.5 ton	RTU	1998	York	DH150C00A4AAA1A	NDKM027602
12.5 ton	RTU	2002	York	DH150C00A4AAA1A	NDKM026816
12.5 ton	RTU	N/A	York	DH150C00A4AAA1A	NDKM027136
7.5 ton	Split CU	2004	York	H5CE090A46A	N0L6042854
7. 5 ton	Split CU	N/A	York	BTA150DA400AB	B14144273D
6 ton	Split CU	2005	Trane	TTA070A400A1	D18282055
10 ton	Split CU	1997	Trane	BTA120D400AC	B32143877D
12.5 ton	Split CU	1996	Trane	TTA15B400EA	62465XXAD
10 ton	Split CU	1997	Trane	TTA04BAA400A0	C17254877
6 ton	RTU	1997	Carrier	50HJ-007-V621	2497G20197
7 ton	RTU	1997	Carrier	50HJ-008-V621	1897G30347
1 ton	Split/Ground	N/A	Goodman	HDC 12-1AT	5431029
7.5 ton	Split/Ground	2002	Trane	TTA090A400CC	P402R3PAH
7.5 ton	Split AHU	1998	Trane	TWE090A300CA	M333NRN5H
7.5 ton	Split AHU	1998	Trane	BWE090C4000GA	C34178984
10 ton	Split AHU	1995	Trane	BH-BHP10B	N/A
10 ton	Split AHU	N/A	Trane	BH-BHP10B	N/A
10 ton	Split AHU	1995	Trane	BH-BHP10B	N/A
10 ton	Split AHU	1998	Aaon	V2-C1-3-56-3B2	200606-CBEC01998
7.5 ton	Split AHU	1995	Trane	K3EV090A33A	NK55381754
7.5 ton	Split AHU	1995	Trane	TWE090A300CA	P404KE35H
20 ton	Split AHU	1997	Carrier	39TH32KA	4597E07279
1 ton	Split AHU	N/A	Goodman	WM12-1A	9908001177
15 ton	FAN	1997	Carrier	39TH21AA	4697F08686
15 ton	FAN	1997	Carrier	39 TH21AA	4697F08687

EXHIBIT “E”
RULES AND REGULATIONS
1.	Lessee shall not unreasonably obstruct or impede the use of the common areas by others nor use the common areas for other than their intended purposes.

2.
Lessee shall lock the Demised Premises and endeavor to shut off water faucets, lights and electrical equipment and appliances located in the Demised Premises before leaving the Demised Premises each day.

3.	All deliveries and shipments shall be made only at Lessee’s loading dock(s) or other areas designated by Lessor.

4.
Lessee shall place garbage and refuse only in trash containers approved by Lessor. Such containers shall be kept either inside the Demised Premises or outside the Demised Premises in such areas are from time to time designated by Lessor. The Lessor shall approve the trash collection and disposal service which will be utilized to empty and haul away such garbage and refuse and the times and days of the week such containers shall be emptied. Lessee shall pay for the cost of the containers and the periodic trash collection and disposal charges.

5.	No aerials or antennae shall be placed by Lessee on or about the Building or Site.

6.
Lessee shall not engage in any activity nor utilize any machinery or apparatus which shall be heard, smelled or seen outside the Demised Premises so as to unreasonably interfere with the use of the Building by other tenants.

7.
Lessee shall not use the plumbing facilities serving the Demised Premises for the disposal of refuse or any other improper use. Lessee shall, at its sole cost and expense, repair any damage to such plumbing facilities caused by any such misuse.

8.	No animals or birds shall be allowed in or about the Demised Premises.

9.	Lessee shall not store any personal property outside the Demised Premises.

10.
Lessee shall, at the request of Lessor, retain a pest and rodent extermination service reasonably approved by Lessor, which shall periodically treat the Demised Premises in a manner and at such times as are reasonably approved by Lessor.

11.	Lessee shall not burn or incinerate trash, refuse or any other items in or outside the Demised Premises.

12.	Lessee shall not allow anyone to reside or sleep in the Demised Premises.

13.	Lessor shall not be responsible for any loss, theft or disappearance of personal property from the Demised Premises and/or Site.

14.
Lessee shall park only in those areas designated by Lessor. Lessee shall comply with all directional and other signs posted in the parking areas and shall use only one (1) parking stall per vehicle. Lessee shall not park mobile homes, trailers or similar vehicles in the common parking areas. No inoperable vehicle shall be allowed to remain in the common parking areas. Any vehicle which is parked in the common parking areas by Lessee in violation of these Rules and Regulations may be towed away at Lessee’s expense.

15.	Lessee shall not cover all or any part of any window or door of the Building without obtaining the prior written approval of Lessor.

16.	Lessee shall not conduct or permit to be conducted any auction or similar sale on or about the Demised Premises.

17.	Lessee shall not wash, service or repair any vehicles on or about the Building or Site.
These Rules and Regulations and any amendments hereto are intended to supplement the terms and provisions of the Lease and where possible shall be applied and interpreted in a manner which is consistent with the terms and provisions of the Lease. In the event of a conflict between the Lease and these Rules and Regulations, or any amendments thereto, the Lease shall govern. If Lessee fails to fully comply with these Rules and Regulations, Lessor may, beyond the expiration of any applicable notice and cure periods, in its sole discretion and without waiving any other right or remedy, undertake such actions on behalf of Lessee as Lessor determines are necessary to cause Lessee to fully comply with these Rules and Regulations. All costs, expenses and fees expended by Lessor to insure full compliance with these Rules and Regulations shall constitute Additional Rent under the Lease and be immediately due and payable by the Lessee upon demand and shall bear interest at the per annum rate of three (3%) percent in excess of the prime rate of Citibank, N.A.

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